Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND 2020 FULL YEAR
RUSTON, Louisiana (January 27, 2021) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $17.6 million for the quarter ended December 31, 2020. This represents an increase of $4.5 million from the quarter ended September 30, 2020, and an increase of $4.7 million from the quarter ended December 31, 2019. Diluted earnings per share for the quarter ended December 31, 2020, were $0.75, up $0.19 from the linked quarter and up $0.20 from the quarter ended December 31, 2019. Pre-tax pre-provision earnings for the quarter were $28.3 million, a decrease of 5.4% on a linked quarter basis, and a 54.1% increase on a prior year quarter basis, while the efficiency ratio improved to 57.9%, an 867 basis point decrease from the quarter ended December 31, 2019.
Net income for the year ended December 31, 2020, was $36.4 million, representing a decrease of $17.5 million compared to the year ended December 31, 2019, primarily reflecting a year-over-year increase in provision expense, offset by higher net interest income and noninterest income. Diluted earnings per share for the year ended December 31, 2020, was $1.55, representing a decrease of $0.73 from diluted earnings per share of $2.28 for the year ended December 31, 2019.
“I am extremely proud that our employees continue to remain committed to our culture and creating opportunities out of challenges to better serve our customers and communities", said Drake Mills, Chairman, President, and CEO of Origin Bancorp, Inc. “We believe our company has shown amazing resiliency, and we are strategically positioned to build sustainable, long term value for our stakeholders and continue to help the economic recovery across our footprint.”
Financial Highlights
•Net income was $17.6 million for the quarter ended December 31, 2020, achieving a historic high compared to $13.1 million for the linked quarter and $12.8 million for the quarter end December 31, 2019.
•Net interest income also achieved a historic high, reflecting $51.8 million for the quarter ended December 31, 2020, compared to $50.6 million for the linked quarter and $44.1 million for the quarter ended December 31, 2019.
•Diluted earnings per share for the quarter ended December 31, 2020 were $0.75, compared to $0.56 for the linked quarter and $0.55 for the quarter ended December 31, 2019.
•Provision expense was $6.3 million for the quarter ended December 31, 2020, compared to provision expense of $13.6 million for the linked quarter and $2.4 million for the quarter ended December 31, 2019.
•Total LHFI were $5.72 billion at December 31, 2020, an increase of $112.1 million, or 2.0%, from September 30, 2020, and an increase of $1.58 billion, or 38.2%, from December 31, 2019.
•Total deposits at December 31, 2020, were $5.75 billion, a decrease of $184.6 million, or 3.1%, from September 30, 2020, and an increase of $1.52 billion, or 36.0%, from December 31, 2019.
•The Company completed an offering of $80 million in aggregate principal amount of subordinated notes due 2030 in October 2020. The notes qualify as Tier 2 capital for the Company and approximately $51.0 million was contributed to the Bank and qualifies as Tier 1 capital for regulatory capital purposes for Origin Bank.

Coronavirus (COVID-19)
Origin has continued to meet customers' needs while keeping the safety and well-being of the Company's employees and customers as its top priority. The Company implemented a COVID-19 hotline and a temporary pandemic Paid Time Off policy to assist employees. The Company's offices and all branches remained open with all drive-thrus fully operational. The Company has maintained social distancing measures for its employees working in the Company's offices, including appointment-only restricted lobby access and requiring employees to wear face masks unless working in an office or other location that permits social distancing. The Company has also enhanced its sanitation protocols, implemented return-to-work screening protocols following potential exposures, as well as other measures consistent with applicable federal, state, and local guidelines to promote the safety and health of its employees and customers. To allow for more normalized customer operations, the Company has installed thermal kiosks for temperature checks at the entrance of each location and will evaluate any additional safety protocols to allow unrestricted lobby access in the future, if the circumstances allow.
Credit Quality
The COVID-19 pandemic has continued to have a severe impact on the U.S. economy leading to elevated unemployment levels and a recession. The Company's results for 2020 have been impacted by higher provision expense resulting in an increase in the allowance for credit losses due to the COVID-19 pandemic and the uncertainty surrounding the economic outlook.
The table below includes key credit quality information:

	At and for the three months ended
	December 31, 2020	September 30, 2020	December 31, 2019
Allowance for loan credit losses	$86,670	$81,643	$37,520
Classified loans	107,781	100,859	65,117
Total nonperforming LHFI	26,149	30,228	31,146
Provision expense	6,333	13,633	2,377
Net charge-offs	1,757	1,795	2,773
Credit quality ratios:
Allowance for loan credit losses to nonperforming LHFI	331.45%	270.09%	120.46%
Allowance for loan credit losses to total LHFI	1.51	1.45	0.91
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (1)	2.10	2.00	0.96
Nonperforming LHFI to LHFI	0.46	0.54	0.75
Net charge-offs to total average LHFI (annualized)	0.13	0.13	0.26
____________________________
(1)Please see the Loan Data schedule at the back of this document for additional information.
The decrease in provision expense compared to the linked quarter reflects an improvement in forecasted economic conditions. While we are seeing some improvements in economic forecasts, there remains a heightened level of uncertainty, particularly related to the first half of 2021, regarding the economic impact of increasing COVID-19 cases and the deployment of a vaccine. The increase from December 31, 2019, was primarily due to the decline in overall economic conditions as a result of the aforementioned uncertainty resulting from the pandemic and the change in accounting methods from incurred loss to expected loss under the implementation of Accounting Standards Update ("ASU") No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("CECL").

The Company continues to closely monitor those industry sectors that could experience a more protracted recovery from the current economic downturn, specifically the sectors of hotels, energy, non-essential retail, restaurants, and assisted living. Excluding PPP loans, at December 31, 2020, the Company had $538.6 million, or 10.4%, of its LHFI invested in these sectors and, while the Company has increased its allowance for loan credit losses related to these sectors, the allowance is a current estimate and may be subject to change. Nonperforming LHFI in these sectors were $5.9 million at December 31, 2020, while past due LHFI, defined as loans 30 days or more past due, as a percentage of LHFI in these sectors, excluding PPP loans, was 1.0% at December 31, 2020. Loans in COVID-19 related forbearance totaled $97.7 million and represented 1.9% of LHFI, excluding PPP loans, at December 31, 2020. For more information on Origin’s COVID-19 impacted sectors, please see the Investor Presentation furnished to the SEC on January 27, 2021, and on Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link.
The estimated impact and uncertain outcome of the COVID-19 pandemic led to an increase in classified assets as well as an increase in the allowance for loan credit losses. Classified loans as a percentage of LHFI, excluding PPP loans, and as a percentage of total risk-based capital (at the Origin Bancorp, Inc. level) were 2.08% and 12.88%, respectively, at December 31, 2020, reflecting an increase from 1.57% and 10.67%, respectively, at December 31, 2019.
Results of Operations for the Three Months Ended December 31, 2020
Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2020, was $51.8 million, an increase of $1.2 million, or 2.4%, compared to the linked quarter. The increase was primarily due to a $1.5 million increase in income from mortgage warehouse lines of credit coupled with a $1.1 million reduction in total interest-bearing deposit expenses, offset by a $1.4 million decrease in interest earned on commercial and industrial loans and a $761,000 increase in subordinated debenture interest expense during the current quarter compared to the linked quarter.
Interest income on mortgage warehouse lines of credit increased by $1.5 million during the quarter ended December 31, 2020, compared to the linked quarter due to higher mortgage activity driven by the continued low interest rate environment, coupled with additional mortgage warehouse clients being onboarded and funding loans during 2020. Interest income earned on commercial and industrial loans, excluding PPP loans, decreased by $1.4 million during the quarter ended December 31, 2020, compared to the linked quarter due to a combination of the impact of lower interest rates and lower average balances, which contributed $883,000 and $478,000, respectively, to the decrease.
Interest-bearing deposit expense was $4.6 million during the current quarter, compared to $5.7 million for the quarter ended September 30, 2020, primarily due to a reduction in deposit rates. The average rate on savings and interest-bearing transaction accounts was 0.29% for the current quarter, down from 0.39% for the linked quarter, accounting for $900,000 of the decrease in interest expense from the linked quarter. The average rate on time deposits decreased to 1.20% for the current quarter, down from 1.50% for the linked quarter, providing an additional decrease of $511,000 in interest expense. These two interest expense declines were offset by a $496,000 increase in interest expense due to an increase in the average balances of savings and interest-bearing transaction accounts when comparing the December 31, 2020, quarter to the linked quarter.
The fully tax-equivalent net interest margin ("NIM") was 3.07% for the current quarter, an 11 basis point decrease from the linked quarter and a 51 basis point decrease from the quarter ended December 31, 2019. Excluding PPP loans, the fully tax-equivalent NIM was 3.17%, also an 11 basis point decrease from the linked quarter. The yield earned on interest-earning assets was 3.47%, a 17 basis point and a 109 basis point decrease compared to the linked quarter and the quarter ended December 31, 2019, respectively. Excluding PPP loans, the yield earned on interest-earning assets was 3.57%, an 18 basis point decrease compared to the linked quarter. The rate paid on total interest-bearing liabilities for the quarter ended December 31, 2020, was 0.64%, representing a decrease of 11 basis points and 82 basis points compared to the linked quarter and the quarter ended December 31, 2019, respectively. The Company has experienced margin compression since the quarter ended December 31, 2019, primarily caused by decreasing loan yields driven by declining short-term interest rates over the last several quarters.
Noninterest Income
Noninterest income for the quarter ended December 31, 2020, was $15.4 million, a decrease of $2.7 million, or 14.8%, from the linked quarter. The decrease from the linked quarter was primarily driven by a decrease of $2.9 million in mortgage banking revenue.

Mortgage banking revenue decreased primarily due to a $1.6 million decrease in volume-related gains and income and a $1.3 million decrease in hedge effectiveness. Mortgage servicing revenue hedge performance was lower during the quarter ended December 31, 2020, compared to the linked quarter, with only $68,000 net hedge effectiveness during the quarter ended December 31, 2020, compared to $1.4 million in net hedge effectiveness during the quarter ended September 30, 2020. Mortgage banking revenue increased $3.2 million, or 96.3%, from the quarter ended December 31, 2019.
Noninterest Expense
Noninterest expense for the quarter ended December 31, 2020, was $38.9 million, a slight increase of $150,000, compared to the linked quarter. The increase from the linked quarter was largely driven by an increase of $391,000 in professional services expense, which was offset by a decrease of $213,000 in other noninterest expense.
The increase in professional services expense was primarily driven by fees paid to a loan sale advisor who assisted in the sale of a performing loan during the quarter.
The decrease in other noninterest expense was largely due to a litigation accrual of $475,000 that was recorded during the quarter ended September 30, 2020, not recurring in the current quarter.
Financial Condition
Loans
•Total LHFI increased $112.1 million compared to the linked quarter and $1.58 billion compared to December 31, 2019.
•PPP loans, net of deferred fees and costs, totaled $546.5 million at December 31, 2020, and decreased $5.8 million compared to the linked quarter.
•Average LHFI increased $164.0 million, compared to the linked quarter, and $1.29 billion compared to December 31, 2019.
Total LHFI at December 31, 2020, were $5.72 billion, reflecting an increase of 2.0% compared to the linked quarter and an increase of 38.2%, compared to December 31, 2019. The increase in LHFI was primarily driven by an increase in mortgage warehouse lines of credit and PPP loans when compared to December 31, 2019. Mortgage warehouse lines of credit increased by $809.3 million primarily due to increased mortgage activity driven by the continued low interest rate environment, coupled with additional mortgage warehouse clients being onboarded and funding loans during 2020.
Deposits
•Total deposits decreased $184.6 million compared to the linked quarter and increased $1.52 billion compared to December 31, 2019.
•Business depositors drove an increase of $691.0 million compared to the quarter ended December 31, 2019.
•Average brokered deposits for the quarter ended December 31, 2020, increased by $344.2 million over the linked quarter and $489.6 million over the quarter ended December 31, 2019. Brokered deposits at December 31, 2020, decreased by $404.7 million compared to the linked quarter and increased $278.6 million compared to December 31, 2019.
•Average total deposits for the quarter ended December 31, 2020, increased by $508.7 million over the linked quarter and $1.68 billion over the quarter ended December 31, 2019.
Total deposits at December 31, 2020, were $5.75 billion, reflecting a decrease of 3.1% compared to the linked quarter and an increase of 36.0% compared to December 31, 2019. Brokered deposits declined by $404.7 million, offset by increases in interest-bearing demand and money market deposits of $145.7 million and $88.6 million, respectively, compared to the linked quarter. The Company has used noncore funding sources, including brokered deposits, to support the increase in mortgage warehouse lines of credit during 2020. In December 2020, due to changing rates on noncore funding options, the Company shifted some noncore funding from brokered deposits to FHLB advances, which has caused a decline in brokered deposit balances at December 31, 2020, when compared to September 30, 2020. Also, the Company was able to increase other deposits which contributed to the reduction in brokered deposits at December 31, 2020. Increases of $529.9 million, $512.9 million and $278.6 million in noninterest-bearing, money market and brokered deposits, respectively, drove the increase in total deposits compared to December 31, 2019, partially due to depositors moving into a statistically higher percentage of personal savings rates.
For the quarter ended December 31, 2020, average noninterest-bearing deposits as a percentage of total average deposits was 28.7%, compared to 30.4% for the quarter ended September 30, 2020, and 27.4% for the quarter ended December 31, 2019.

Borrowings
•Average FHLB advances and other borrowings for the quarter ended December 31, 2020, decreased by $193.7 million, compared to the quarter ended September 30, 2020, and decreased by $3.0 million over the quarter ended December 31, 2019.
•Average subordinated debentures increased $65.9 million for the quarter ended December 31, 2020, compared to the linked quarter and $134.8 million compared to the quarter ended December 31, 2019.
Average FHLB advances and other borrowings decreased 36.4% for the quarter ended December 31, 2020, compared to the quarter ended September 30, 2020, and decreased 0.9% compared to the quarter ended December 31, 2019. During the quarter ended September 30, 2020, the Company repaid $319.3 million of advances under the Federal Reserve's PPP Lending Facility which caused a decrease in average borrowings of $209.3 million during the quarter ended December 31, 2020.
In October 2020, the Company completed of an offering of $80.0 million in aggregate principal amount of 4.50% fixed-to floating rate subordinated notes due 2030. Additionally, in February 2020, Origin Bank completed an offering of $70.0 million in aggregate principal amount of 4.25% fixed-to-floating rate subordinated notes due 2030.
Stockholders' equity was $647.2 million at December 31, 2020, an increase of $19.5 million compared to $627.6 million at September 30, 2020, and an increase of $47.9 million compared to $599.3 million at December 31, 2019. The increase from the linked quarter was primarily due to net income for the quarter of $17.6 million. The increase from the December 31, 2019, quarter was primarily caused by retained earnings and other comprehensive income during the intervening period.
Conference Call
Origin will hold a conference call to discuss its fourth quarter and 2020 full year results on Thursday, January 28, 2021, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk210128.html.
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin's wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin's history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net-worth individuals and retail clients. Origin currently operates 44 banking centers located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding efforts to respond to the COVID-19 pandemic and continued low interest rates or interest rate cuts by the Federal Reserve and the resulting impact on Origin's results of operations, estimated forbearance amounts and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements or statistics preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the continuing duration and impacts of the COVID-19 global pandemic and continuing development and distribution of COVID-19 vaccines, as well as other efforts to contain the virus's transmission, including the effect of these factors and developments on Origin’s business, customers and economic conditions generally, as well as the impact of the actions taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, without limitation, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) and any related future economic stimulus legislation; deterioration of Origin's asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; changes in Origin’s operation or expansion strategy or Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations, periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the future of the London Interbank Offered Rate and the impact of any replacement alternatives on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the outbreak of the COVID-19 pandemic and the impact of varying governmental responses, including the CARES Act, that affect Origin's customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, adjusted, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	At and for the three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$51,819	$50,617	$46,290	$42,810	$44,095
Provision for credit losses	6,333	13,633	21,403	18,531	2,377
Noninterest income	15,381	18,051	19,076	12,144	10,818
Noninterest expense	38,884	38,734	38,220	36,097	36,534
Income before income tax expense	21,983	16,301	5,743	326	16,002
Income tax (benefit) expense	4,431	3,206	786	(427)	3,175
Net income	$17,552	$13,095	$4,957	$753	$12,827
Pre-tax, pre-provision ("PTPP") earnings (1)	$28,316	$29,934	$27,146	$18,857	$18,379
Basic earnings per common share	0.75	0.56	0.21	0.03	0.55
Diluted earnings per common share	0.75	0.56	0.21	0.03	0.55
Dividends declared per common share	0.10	0.0925	0.0925	0.0925	0.0925
Weighted average common shares outstanding - basic	23,392,684	23,374,496	23,347,744	23,353,601	23,323,292
Weighted average common shares outstanding - diluted	23,543,917	23,500,596	23,466,326	23,530,212	23,529,862

Balance sheet data
Total LHFI	$5,724,773	$5,612,666	$5,312,194	$4,481,185	$4,143,195
Total assets	7,628,268	7,101,338	6,643,909	6,049,638	5,324,626
Total deposits	5,751,315	5,935,925	5,372,222	4,556,246	4,228,612
Total stockholders' equity	647,150	627,637	614,781	606,631	599,262

Performance metrics and capital ratios
Yield on LHFI	3.89%	4.02%	4.09%	4.85%	4.95%
Yield on interest earnings assets	3.47	3.64	3.65	4.37	4.56
Cost of interest bearing deposits	0.43	0.61	0.79	1.28	1.44
Cost of total deposits	0.31	0.42	0.54	0.95	1.04
Net interest margin, fully tax equivalent	3.07	3.18	3.09	3.44	3.58
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.17	3.28	3.15	N/A	N/A
Return on average stockholders' equity (annualized)	10.92	8.28	3.23	0.50	8.51
Return on average assets (annualized)	0.97	0.77	0.31	0.06	0.97
PTPP return on average stockholders' equity (annualized) (1)	17.61	18.92	17.67	12.41	12.19
PTPP return on average assets (annualized) (1)	1.57	1.77	1.69	1.40	1.38
Efficiency ratio (3)	57.86	56.41	58.47	65.69	66.53
Book value per common share	$27.53	$26.70	$26.16	$25.84	$25.52
Tangible book value per common share (1)	26.23	25.39	24.84	24.51	24.18
Common equity tier 1 to risk-weighted assets (4)	9.96%	9.93%	10.35%	10.86%	11.74%
Tier 1 capital to risk-weighted assets (4)	10.12	10.09	10.52	11.04	11.94
Total capital to risk-weighted assets (4)	13.80	12.48	12.91	13.38	12.76
Tier 1 leverage ratio (4)	8.62	9.19	9.10	10.71	10.91
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(1)PTPP earnings, PTPP return on average stockholders' equity, PTPP return on average assets and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see page 15.
(2)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)December 31, 2020, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$54,193	$54,150	$50,722	$50,049	$52,331
Investment securities-taxable	3,154	2,704	2,732	2,712	2,640
Investment securities-nontaxable	1,708	1,571	1,391	758	772
Interest and dividend income on assets held in other financial institutions	367	375	619	1,497	976
Total interest and dividend income	59,422	58,800	55,464	55,016	56,719
Interest expense
Interest-bearing deposits	4,582	5,698	6,620	10,250	11,056
FHLB advances and other borrowings	1,339	1,564	1,641	1,351	1,428
Junior subordinated debentures	1,682	921	913	605	140
Total interest expense	7,603	8,183	9,174	12,206	12,624
Net interest income	51,819	50,617	46,290	42,810	44,095
Provision for credit losses	6,333	13,633	21,403	18,531	2,377
Net interest income after provision for credit losses	45,486	36,984	24,887	24,279	41,718
Noninterest income
Service charges and fees	3,420	3,268	2,990	3,320	3,488
Mortgage banking revenue	6,594	9,523	10,717	2,769	3,359
Insurance commission and fee income	2,732	3,218	3,109	3,687	2,428
Gain on sales of securities, net	225	301	—	54	—
(Loss) on sales and disposals of other assets, net	(33)	(247)	(908)	(25)	(38)
Limited partnership investment income (loss)	368	130	9	(429)	(267)
Swap fee income	233	110	1,527	676	151
Other fee income	604	576	607	466	440
Other income	1,238	1,172	1,025	1,626	1,257
Total noninterest income	15,381	18,051	19,076	12,144	10,818
Noninterest expense
Salaries and employee benefits	22,475	22,597	24,045	21,988	22,074
Occupancy and equipment, net	4,271	4,263	4,267	4,221	4,241
Data processing	2,178	2,065	2,075	2,003	1,801
Electronic banking	942	954	890	900	936
Communications	449	422	419	477	454
Advertising and marketing	1,108	1,281	610	711	991
Professional services	1,176	785	843	1,171	878
Regulatory assessments	1,135	1,310	766	615	679
Loan related expenses	1,856	1,809	1,509	1,142	1,400
Office and operations	1,472	1,367	1,344	1,441	1,632
Intangible asset amortization	237	237	287	299	302
Franchise tax expense	665	511	514	496	496
Other expenses	920	1,133	651	633	650
Total noninterest expense	38,884	38,734	38,220	36,097	36,534
Income before income tax expense	21,983	16,301	5,743	326	16,002
Income tax expense (benefit)	4,431	3,206	786	(427)	3,175
Net income	$17,552	$13,095	$4,957	$753	$12,827
Basic earnings per common share	$0.75	$0.56	$0.21	$0.03	$0.55
Diluted earnings per common share	0.75	0.56	0.21	0.03	0.55

Origin Bancorp, Inc.
Selected Annual Financial Data

	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2020	2019
Income statement and share amounts	(Unaudited)
Net interest income	$191,536	$173,712
Provision for credit losses	59,900	9,568
Noninterest income	64,652	46,478
Noninterest expense	151,935	144,074
Income before income tax expense	44,353	66,548
Income tax expense	7,996	12,666
Net income	$36,357	$53,882
PTPP earnings (1)	$104,253	$76,116
Basic earnings per common share (2)	1.56	2.30
Diluted earnings per common share(2)	1.55	2.28
Dividends declared per common share	0.3775	0.25
Weighted average common shares outstanding - basic	23,367,221	23,470,746
Weighted average common shares outstanding - diluted	23,511,952	23,674,065

Performance metrics
Yield on LHFI	4.17%	5.18%
Yield on interest earning assets	3.75	4.77
Cost of interest bearing deposits	0.75	1.53
Cost of total deposits	0.53	1.12
Net interest margin, fully tax equivalent	3.18	3.69
Net interest margin, excluding PPP loans, fully tax equivalent (3)	3.25	N/A
Return on average stockholders' equity	5.82	9.27
Return on average assets	0.56	1.06
PTPP return on average stockholders' equity (1)	16.69	13.10
PTPP return on average assets (1)	1.62	1.49
Efficiency ratio (4)	59.31	65.43
____________________________
(1)PTPP earnings, PTPP return on average stockholders' equity, and PTPP return on average assets are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see page 15.
(2)Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the quarterly earnings per common share may not equal the year-to-date earnings per common share amount.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Assets	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash and due from banks	$60,544	$61,250	$57,054	$91,104	$62,160
Interest-bearing deposits in banks	316,670	160,661	99,282	469,075	229,358
Total cash and cash equivalents	377,214	221,911	156,336	560,179	291,518
Securities:
Available for sale	1,004,674	797,260	720,616	601,637	501,070
Held to maturity, net of allowance for credit losses	38,128	38,193	38,287	28,383	28,620
Securities carried at fair value through income	11,554	11,813	11,977	12,242	11,513
Total securities	1,054,356	847,266	770,880	642,262	541,203
Non-marketable equity securities held in other financial institutions	62,586	38,052	41,864	52,267	39,808
Loans held for sale	191,512	155,525	121,541	75,322	64,837
Loans	5,724,773	5,612,666	5,312,194	4,481,185	4,143,195
Less: allowance for loan credit losses	86,670	81,643	70,468	56,063	37,520
Loans, net of allowance for loan credit losses	5,638,103	5,531,023	5,241,726	4,425,122	4,105,675
Premises and equipment, net	81,763	79,254	80,025	80,193	80,457
Mortgage servicing rights	13,660	14,322	15,235	16,122	20,697
Cash surrender value of bank-owned life insurance	37,553	37,332	37,102	36,874	37,961
Goodwill and other intangible assets, net	30,480	30,717	30,953	31,241	31,540
Accrued interest receivable and other assets	141,041	145,936	148,247	130,056	110,930
Total assets	$7,628,268	$7,101,338	$6,643,909	$6,049,638	$5,324,626
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,607,564	$1,599,436	$1,584,746	$1,115,811	$1,077,706
Interest-bearing deposits	3,478,985	3,640,587	3,041,859	2,673,881	2,360,096
Time deposits	664,766	695,902	745,617	766,554	790,810
Total deposits	5,751,315	5,935,925	5,372,222	4,556,246	4,228,612
FHLB advances and other borrowings	984,608	360,325	478,260	716,909	417,190
Subordinated debentures	157,181	78,596	78,567	78,539	9,671
Accrued expenses and other liabilities	88,014	98,855	100,079	91,313	69,891
Total liabilities	6,981,118	6,473,701	6,029,128	5,443,007	4,725,364
Stockholders' equity
Common stock	117,532	117,533	117,506	117,380	117,405
Additional paid-in capital	237,341	236,679	236,156	235,709	235,623
Retained earnings	266,628	251,427	240,506	237,720	239,901
Accumulated other comprehensive income	25,649	21,998	20,613	15,822	6,333
Total stockholders' equity	647,150	627,637	614,781	606,631	599,262
Total liabilities and stockholders' equity	$7,628,268	$7,101,338	$6,643,909	$6,049,638	$5,324,626

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
(Dollars in thousands, unaudited)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
LHFI
Commercial real estate	$1,387,939	$1,367,916	$1,323,754	$1,302,520	$1,296,847
Construction/land/land development	531,860	560,857	570,032	563,820	517,688
Residential real estate	885,120	832,055	769,354	703,263	689,555
Total real estate loans	2,804,919	2,760,828	2,663,140	2,569,603	2,504,090
Paycheck Protection Program	546,519	552,329	549,129	—	—
Commercial and industrial	1,271,343	1,263,279	1,313,405	1,455,497	1,343,475
Mortgage warehouse lines of credit	1,084,001	1,017,501	769,157	437,257	274,659
Consumer	17,991	18,729	17,363	18,828	20,971
Total LHFI	5,724,773	5,612,666	5,312,194	4,481,185	4,143,195
Less: allowance for loan credit losses	86,670	81,643	70,468	56,063	37,520
LHFI, net	$5,638,103	$5,531,023	$5,241,726	$4,425,122	$4,105,675

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$3,704	$4,669	$4,717	$11,306	$6,994
Construction/land/land development	2,962	2,976	3,726	3,850	4,337
Residential real estate	6,530	8,259	6,713	4,076	5,132
Commercial and industrial	12,897	14,255	14,772	13,619	14,520
Consumer	56	69	119	181	163
Total nonperforming LHFI	26,149	30,228	30,047	33,032	31,146
Nonperforming loans held for sale	681	483	734	840	927
Total nonperforming loans	26,830	30,711	30,781	33,872	32,073
Repossessed assets	1,927	718	4,155	5,296	4,753
Total nonperforming assets	$28,757	$31,429	$34,936	$39,168	$36,826
Classified assets	$109,708	$101,577	$100,299	$79,980	$69,870
Past due LHFI (1)	25,763	29,194	23,751	51,018	29,980

Allowance for loan credit losses
Balance at beginning of period	$81,643	$70,468	$56,063	$37,520	$37,126
Impact of adopting ASC 326	—	—	—	1,248	—
Provision for loan credit losses	6,784	12,970	20,878	18,396	3,167
Loans charged off	2,089	2,293	6,587	1,425	3,268
Loan recoveries	332	498	114	324	495
Net charge-offs	1,757	1,795	6,473	1,101	2,773
Balance at end of period	$86,670	$81,643	$70,468	$56,063	$37,520

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
(Unaudited)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Credit quality ratios
Total nonperforming assets to total assets	0.38%	0.44%	0.53%	0.65%	0.69%
Total nonperforming loans to total loans	0.45	0.53	0.57	0.74	0.76
Nonperforming LHFI to LHFI	0.46	0.54	0.57	0.74	0.75
Past due LHFI to LHFI	0.45	0.52	0.45	1.14	0.72
Allowance for loan credit losses to nonperforming LHFI	331.45	270.09	234.53	169.72	120.46
Allowance for loan credit losses to total LHFI	1.51	1.45	1.33	1.25	0.91
Allowance for loan credit losses to total LHFI excluding PPP and warehouse loans (2)	2.10	2.00	1.75	1.37	0.96
Net charge-offs to total average LHFI (annualized)	0.13	0.13	0.53	0.11	0.26
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The allowance for loan credit losses ("ACL") to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Mortgage warehouse loans increased significantly during the period, but, due to their low-risk profile, require a disproportionately low allocation of the allowance for loan credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	December 31, 2020		September 30, 2020		December 31, 2019
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,362,025	4.27%	$1,344,853	4.29%	$1,307,023	5.03%
Construction/land/land development	533,756	4.21	575,080	4.42	526,494	5.20
Residential real estate	853,299	4.25	787,247	4.35	694,436	4.95
Paycheck Protection Program ("PPP")	551,325	2.38	550,377	2.49	—	—
Commercial and industrial excl. PPP	1,242,018	3.83	1,295,105	4.09	1,356,316	4.88
Mortgage warehouse lines of credit	897,716	3.81	723,876	3.87	262,392	4.47
Consumer	18,575	6.06	18,209	6.27	20,889	6.68
LHFI	5,458,714	3.89	5,294,747	4.02	4,167,550	4.95
Loans held for sale	114,196	2.74	88,811	2.79	42,873	2.63
Loans receivable	5,572,910	3.87	5,383,558	4.00	4,210,423	4.93
Investment securities-taxable	662,527	1.90	539,993	2.00	437,626	2.41
Investment securities-nontaxable	291,702	2.34	252,304	2.49	100,705	3.07
Non-marketable equity securities held in other financial institutions	39,763	1.99	39,229	2.53	48,669	2.88
Interest-bearing balances due from banks	236,772	0.28	204,288	0.24	139,508	1.77
Total interest-earning assets	6,803,674	3.47%	6,419,372	3.64%	4,936,931	4.56%
Noninterest-earning assets(1)	360,354		327,213		335,048
Total assets	$7,164,028		$6,746,585		$5,271,979

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$3,520,543	0.29%	$3,011,389	0.39%	$2,248,863	1.21%
Time deposits	677,651	1.20	730,705	1.50	803,344	2.08
Total interest-bearing deposits	4,198,194	0.43	3,742,094	0.61	3,052,207	1.44
FHLB advances and other borrowings	339,027	1.57	532,689	1.17	342,000	1.62
Securities sold under agreements to repurchase	8,467	0.09	10,506	0.10	18,198	0.65
Subordinated debentures	144,475	4.66	78,585	4.69	9,668	5.67
Total interest-bearing liabilities	4,690,163	0.64%	4,363,874	0.75%	3,422,073	1.46%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,686,088		1,633,510		1,150,381
Other liabilities(1)	148,269		119,668		101,600
Total liabilities	6,524,520		6,117,052		4,674,054
Stockholders' Equity	639,508		629,533		597,925
Total liabilities and stockholders' equity	$7,164,028		$6,746,585		$5,271,979
Net interest spread		2.83%		2.89%		3.10%
Net interest margin		3.03%		3.14%		3.54%
Net interest margin - (tax- equivalent)(2)		3.07%		3.18%		3.58%
Net interest margin excluding PPP loans - (tax- equivalent)(3)		3.17%		3.28%		N/A
____________________________
(1)Includes Government National Mortgage Association ("GNMA") repurchase average balances of $61.9 million, $31.7 million, and $24.5 million for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts, unaudited)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Calculation of Tangible Common Equity:
Total common stockholders' equity	$647,150	$627,637	$614,781	$606,631	$599,262
Less: goodwill and other intangible assets, net	30,480	30,717	30,953	31,241	31,540
Tangible Common Equity	$616,670	$596,920	$583,828	$575,390	$567,722

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,506,312	23,506,586	23,501,233	23,475,948	23,480,945
Tangible Book Value per Common Share	$26.23	$25.39	$24.84	$24.51	$24.18

Calculation of PTPP Earnings:
Net Income	$17,552	$13,095	$4,957	$753	$12,827
Plus: provision for credit losses	6,333	13,633	21,403	18,531	2,377
Plus: income tax expense	4,431	3,206	786	(427)	3,175
PTPP Earnings	$28,316	$29,934	$27,146	$18,857	$18,379

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$28,316	$29,934	$27,146	$18,857	$18,379
Divided by number of days in the quarter	92	92	91	91	92
Multiplied by the number of days in the year	366	366	366	366	365
Annualized PTPP Earnings	$112,648	$119,085	$109,181	$75,842	$72,917

Divided by total average assets	$7,164,028	$6,746,585	$6,447,526	$5,400,704	$5,271,979
PTPP ROAA (annualized)	1.57%	1.77%	1.69%	1.40%	1.38%

Divided by total average stockholder's equity	$639,508	$629,533	$617,898	$611,162	$597,925
PTPP ROAE (annualized)	17.61%	18.92%	17.67%	12.41%	12.19%

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued

	Year Ended December 31,
(Dollars in thousands, except per share amounts, unaudited)	2020	2019
Calculation of PTPP Earnings:
Net Income	$36,357	$53,882
Plus: provision for credit losses	59,900	9,568
Plus: income tax expense	7,996	12,666
PTPP Earnings	$104,253	$76,116

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$104,253	$76,116

Divided by total average assets	$6,442,528	$5,092,971
PTPP ROAA	1.62%	1.49%

Divided by total average stockholder's equity	$624,580	$580,945
PTPP ROAE	16.69%	13.10%